Exhibit 99.1

Evergreen Energy Announces One-for-Twelve Reverse Stock Split

DENVER, August 9, 2010 — The board of directors of Evergreen Energy Inc. (NYSE Arca: EEE) approved the execution of a reverse split of its common shares at a ratio of 1-for-12 to be effective August 20th.
At the Annual Meeting on July 13th, Evergreen's shareholders approved the reverse split, which is expected to bring the stock price into compliance with the NYSE Arca continued listing requirements.  Failure to maintain the listing would trigger the fundamental change provision of the company’s outstanding 2007 Convertible Notes. Trading of Evergreen’s common stock on the NYSE Arca will continue, on a reverse stock split-adjusted basis, with the opening of the market on August 20, 2010.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.  GreenCert, which is owned exclusively by Evergreen, is a science-based, scalable family of environmental intelligence solutions that quantify process efficiency and greenhouse gas emissions from energy, industrial and agricultural sources and may be used to create verifiable emission reduction credits.  K-Fuel technology significantly improves the performance of low-rank coals, yielding higher efficiency and lowering emissions.  Visit www.evgenergy.com for more information.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.

Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission.  In addition, our ability to execute our business plan and develop the GreenCert™ or K-Fuel® technologies may be adversely impacted by unfavorable decisions in the Buckeye litigation or other material litigation or by our inability to raise sufficient additional capital.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Kirsten Chapman & Becky Herrick
Lippert / Heilshorn & Associates
415.433.3777
bherrick@lhai.com

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